Exhibit 99.1

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Contact: Cathy Cooper

(206) 777-8246

Monday, January 19, 2009

FOR IMMEDIATE RELEASE

Washington Federal Reports Net Income of $20 Million for its First Fiscal Quarter

SEATTLE – Washington Federal, Inc. (Nasdaq: WFSL), parent company of Washington Federal Savings, today announced earnings of $20,169,000 or $.23 per diluted share for the quarter ended December 31, 2008, compared to $33,048,000 or $.38 per diluted share for the same period one year ago. Earnings decreased by $12,879,000 or 39% primarily as a result of higher credit costs. Actual results were consistent with earnings guidance released by the Company on December 29, 2008.

Chairman, President and Chief Executive Officer Roy M. Whitehead commented, “In light of overall economic and industry conditions, we are satisfied with the quarterly results and want investors to know that the Company continues to be strong and well capitalized. It should be noted though that near-term earnings, including last quarter, are being adversely impacted by large writedowns in the land and construction loan portfolio. General economic conditions and substantially lower demand for housing has caused values in many markets to drop considerably. Investors are cautioned to expect more charges of a similar or larger magnitude in future quarters.”

Non-performing assets amounted to $305 million or 2.44% of total assets at quarter-end. This is an increase of $141 million from September 30, 2008, and is concentrated in our portfolio of land and speculative construction loans. The gross amount of loans outstanding in these two portfolios totaled $1,091 million as of December 31, 2008, a decrease of $73 million or 6% from September 30, 2008. In response to the deteriorating credit conditions of its loan portfolio, the Company increased its provision for loan loss expense from $1 million for the quarter ended December 31, 2007 to $35 million for the quarter ended December 31, 2008. As of quarter end the allowance for loan losses totaled $105 million.

Total assets increased by $725 million or 6% to $12,521,883,000 from $11,796,425,000 at September 30, 2008. Specifically, investment securities increased by $502 million or 31% during the quarter, as the Company purchased agency mortgage backed securities in anticipation of a potential increase in refinance activity. As of December 31, 2008, the Company’s investment portfolio had net unrealized gains of $59 million, an increase of $56 million from September 30, 2008.

Net interest income for the current quarter increased by 38% or $25 million from the quarter ended December 31, 2007. This increase is the result of the significant growth in earning assets as well as increased net interest spread as deposit rates have fallen. The Company’s period end spread increased to 2.91% as of December 31, 2008, compared to 2.04% one year ago.

The Company’s efficiency ratio of 25.8% for the quarter remains among the lowest in the industry. The quarter produced a return on assets of .66%, while return on equity amounted to 5.97%. These ratios represent historical lows for the Company and are reflective of the effects of the significant declines in real estate values throughout the western United States.

On January 16, 2009, Washington Federal paid a cash dividend of $.05 per share to common stockholders of record on January 2, 2009. This was the Company’s 104th consecutive quarterly cash dividend.

On November 14, 2008, Washington Federal entered into a Letter Agreement, with the United States Department of the Treasury pursuant to which the Company issued and sold to the Treasury (i) 200,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, and (ii) a warrant to purchase 1,707,456 shares of the Company’s common stock, par value $1.00 per share, for an aggregate purchase price for both the preferred stock and warrants of $200 million in cash (“TARP funds”). The Preferred Stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter.

In response to questions from the public about how the TARP funds are being deployed, we wish to report that the proceeds were initially invested in mortgage-backed securities to offset the cost of the funding. During the quarter the Company then originated $503 million in new loans, despite limited demand as households and businesses strive to deleverage by paying down debt and increasing capital and liquidity. When the economy improves and confidence returns to the market, lending opportunities will increase, enabling the Company to more fully and safely leverage its capital base, including TARP funds. The Company does not intend to use the TARP funds in ways that will materially increase its risk profile, such as lending imprudently. The Company’s first priority is to make certain that the TARP funds can be repaid to taxpayers, along with interest, as soon as the financial crisis subsides.

Mr. Whitehead commented further, “As we have done throughout our history, the Company is working closely with troubled borrowers to avoid foreclosure whenever possible and warranted. Recently, we established a Mortgage Resource Center staffed by seasoned mortgage professionals to handle all requests for mortgage relief and to bring consistency and fairness to the process. Our experience to date is that approximately one-third of the requests result in some form of relief being clearly warranted, one-third are clearly unwarranted requests, some designed to take advantage of current conditions and one third fall somewhere in between. Obviously the latter requests are the most difficult to decide upon and many in that category will be disappointed as we work to balance the interests of customers and shareholders. Fortunately, Washington Federal did not originate interest-only, option ARM, subprime or other exotic mortgage products that are the source of so many problems elsewhere. As a result, the volume of mortgage problems as measured by delinquencies and foreclosures within our consumer mortgage portfolio is significantly less than industry averages. In light of the intense public focus on troubled borrowers, it’s also important to maintain perspective and recognize that, at least in our case, 99 out of 100 mortgage borrowers are current on their payments. We are deeply appreciative for the commitment of those borrowers to honor their obligations, even though it may pinch a little in these difficult economic times.”

The Company’s Annual Meeting of Stockholders will be held at 2:00 p.m. on January 21, 2009, at the Sheraton Hotel, 1400 6th Avenue, in Seattle, Washington.

Washington Federal Savings, with headquarters in Seattle, Washington, has 150 offices in eight western states.

To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.

Important Cautionary Statements

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2008 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Statements contained herein that are not historical facts should be considered forward-looking statements with respect to Washington Federal. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, loan demand, changes in business or consumer spending, borrowing or savings habits, deposit growth, adequacy of the reserve for loan losses, competition, stock price volatility, government monetary and economic policy, anticipated expense levels, changes in laws and regulations, the level of success of the company’s asset/liability management strategies as well as its marketing, product development, sales and other strategies, the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard setters, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Washington Federal undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.

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WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(UNAUDITED)

	December 31, 2008	September 30, 2008
	(In thousands, except per share data)
ASSETS
Cash and cash equivalents	$153,045	$82,600
Available-for-sale securities	1,980,730	1,476,067
Held-to-maturity securities	121,735	124,537
Loans receivable, net	9,635,434	9,501,620
Interest receivable	57,433	54,365
Premises and equipment, net	134,557	133,357
Real estate held for sale	61,932	37,107
FHLB stock	144,491	144,874
Intangible assets, net	220,375	221,294
Other assets	12,151	20,604

	$12,521,883	$11,796,425

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Savings and demand accounts	$7,251,043	$7,146,045
Repurchase agreements with customers	33,700	23,494

	7,284,743	7,169,539
FHLB advances	2,743,026	1,998,308
Other borrowings	800,600	1,177,600
Advance payments by borrowers for taxes and insurance	16,192	37,206
Federal and state income taxes	25,768	—
Accrued expenses and other liabilities	69,847	81,098

	10,940,176	10,463,751
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 105,093,965 and 105,092,724 shares issued; 87,917,527 and 87,916,286 shares outstanding	105,094	105,093
Preferred Stock, 200,000 shares issued and outstanding	197,944	—
Paid-in capital	1,263,700	1,261,032
Accumulated other comprehensive income, net of taxes	35,276	2,472
Treasury stock, at cost; 17,176,438 shares	(210,250)	(210,250)
Retained earnings	189,943	174,327

	1,581,707	1,332,674

	$12,521,883	$11,796,425

CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders’ equity per share	$15.74	$15.16
Stockholders’ equity to total assets	12.63%	11.30%
Tangible stockholders’ equity to tangible assets	11.07	9.60
Weighted average rates at period end:
Loans and mortgage-backed securities	6.22%	6.33%
Investment securities	1.22	2.78
Combined loans, mortgage-backed securities and investment securities	6.11	6.26
Customer accounts	2.99	3.25
Borrowings	3.64	3.77
Combined cost of customer accounts and borrowings	3.20	3.41
Interest rate spread	2.91	2.85